Scios Inc.
820 West Maude Avenue
Sunnyvale, CA 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 8, 2001
10:00 a.m.

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Scios Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices at 749 North Mary Avenue, Sunnyvale, California 94085, at 10:00 a.m. on May 8, 2001, to consider and act upon the following matters:

(1)	To elect directors of the Company.

(2)	To approve an amendment to the Company’s 1992 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance thereunder.

(3)	To approve adoption of the Company’s 2001 Employee Stock Purchase Plan.

(4)	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal 2001.

(5)	To act upon such other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 16, 2001 will be entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

By Order of the Board of Directors JOHN H. NEWMAN Secretary

Sunnyvale, California
March 30, 2001

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE.

Scios Inc.
820 West Maude Avenue
Sunnyvale, California 94085

Proxy Statement
Annual Meeting of Stockholders
May 8, 2001

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Scios Inc., a Delaware corporation (the “Company” or “Scios”), for use at its Annual Meeting of Stockholders to be held at the Company’s offices, 749 North Mary Avenue, Sunnyvale, California 94085 at 10:00 a.m. on May 8, 2001, and at any adjournment or postponement of that meeting. The approximate mailing date for this Proxy Statement and the enclosed proxy is March 31, 2001.

     The Board of Directors has fixed the close of business on March 16, 2001 as the record date for the determination of stockholders entitled to vote at the Annual Meeting or any adjournment or postponement thereof. At that time, there were 39,314,425 shares of Common Stock issued and outstanding.

Voting

     Each share of Common Stock issued and outstanding on the record date is entitled to one vote. In the election of directors, the eight candidates receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting at which a quorum is present will be elected directors. With respect to the election of directors, where no vote is specified on a proxy, the votes represented by the proxy card will be cast, at the discretion of the proxies named therein, for all the candidates nominated by the Board. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of the other proposals properly submitted to the stockholders for their consideration. Properly executed, unrevoked proxies will be voted for each of the proposals unless a vote against a proposal or an absention is indicated in the proxy.

     The presence at the Annual Meeting in person or by proxy of a majority of the shares outstanding as of the record date will constitute a quorum. For quorum purposes, abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each matter is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for any purpose in determining whether a proposal has been approved.

Revocability of Proxies

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attending the meeting and delivering an election to vote in person. Attendance at the meeting will not itself revoke a proxy.

Solicitation

     Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, telegraph, telefax or electronic communications. No additional compensation will be paid for any such services. The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders by the Company. Copies of solicitation material will be furnished without charge to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. Upon request, the Company will reimburse the reasonable fees and expenses of banks, brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock.

     Please complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. If your shares are held in “street name,” only your bank or broker can vote your shares and only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the proxy card as soon as possible.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

Compensation of Directors — Standard Arrangements

     Fees. Directors who are not otherwise employed by the Company receive an annual retainer of $8,000 and a fee of $1,000 per day for attendance at meetings of the Board of Directors or committee meetings, and $500 for attendance at a telephonic meeting. Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Stock Options. Upon each annual election to the Board, each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock. These options are currently granted under the Company’s 1992 Equity Incentive Plan (the “Equity Plan”), which contains provisions for automatic grants to non-employee Directors and was approved by stockholders in 1992. Only non-employee Directors of the Company are eligible to receive options under the applicable provisions of the Equity Plan. Messrs. Armacost, Kirk, Rice, Sobel, Step, Sanders and Snyder have each received option grants as a Director.

Board of Directors. During 2000, there were 17 meetings of the Board of Directors. In 2000, all Directors attended at least 75% of the meetings of the Board and Committees of the Board of which they were members.

Chairman of the Board. On February 28, 2000 Donald B. Rice was re-elected Chairman of the Board, a nonexecutive position, and for serving in this role the Board awarded Dr. Rice additional cash compensation of $7,500 per quarter and an annual supplemental stock option to purchase 15,000 shares of the Company’s Common Stock at the then current market price.

2.

Audit Committee. The Audit Committee consists of four non-employee Directors: Messrs. Step (Chairman), Armacost, Kirk, and Sobel. The Audit Committee met two times in 2000. Among the committee’s functions are recommending engagement of the Company’s independent accountants, approving services performed by such auditors, and reviewing and evaluating the Company’s accounting systems and its system of internal accounting controls. For additional information regarding the Audit Committee, refer to the Audit Committee Report.

 Management Development and Compensation Committee.The Management Development and Compensation Committee consists of four non-employee Directors: Messrs. Armacost (Chairman), Rice, Sanders and Step. The committee met six times during 2000. Among the committee’s functions are establishing the Company’s compensation programs for all employees, fixing the compensation levels of executive officers of the Company, and administering and making awards under the Company’s incentive programs.

Nominating Committee. The Nominating Committee consists of three non-employee Directors: Messrs. Sanders (Chairman), Rice and Snyder. The committee met one time in fiscal 2000. Among the committee’s functions are recommending nominees to serve on the Board of Directors, recommending the size and composition of the Board based on studies conducted by the committee, making recommendations to the Board regarding stockholders’comments as to composition of the Board, making recommendations concerning membership of Board committees and Board and committee fees, and consulting with the Board of Directors and management to determine criteria for nominations. The Nominating Committee will consider nominees recommended by stockholders.

3.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Beneficial Ownership

     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock at March 1, 2001, by (i) all persons known by the Company to be beneficial owners of more than 5% of its Common Stock (of which there are none), (ii) each Director, (iii) each of the executive officers named in the Summary Compensation Table included herein and (iv) all Directors and executive officers of the Company as a group. “Approximate Percent of Class” is based on 39,314,425 shares of the Company’s Common Stock outstanding on March 16, 2001.

	Beneficial Ownership(1)
Officers, Directors & 5% Stockholders(2)	Beneficially Owned Shares(3)		Approximate Percent of Class
Samuel H. Armacost	75,000		*
Richard B. Brewer	406,000		1.0%
Randal J. Kirk (4)	1,010,000		2.6%
Donald B. Rice, Ph.D	94,666		*
Charles A. Sanders, M.D.	44,333		*
Solomon H. Snyder, M.D.	57,166		*
Burton E. Sobel, M.D.	50,000		*
Eugene L. Step	57,333		*

David W. Gryska	75,915		*
George F. Schreiner	185,500
John H. Newman	302,507	(5)	*
Darlene Horton, M.D.	38,539

All officers and directors as a
group (15 persons)	2,618,365		6.7%

*	less than 1%

(1)	Unless otherwise indicated below and subject to community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2)	The address of each of the directors and officers included in the table is c/o Scios Inc., 820 West Maude Avenue, Sunnyvale, CA 94085.

(3)	For Mr. Armacost, Mr. Brewer, Mr. Kirk, Dr. Rice, Dr. Sanders, Dr. Snyder, Dr. Sobel, Mr. Step, Mr. Gryska, Dr. Schreiner, Mr. Newman, Dr. Horton, and all officers and directors as a group, includes 50,000, 295,000, 10,000, 59,666, 44,333, 37,166, 50,000, 56,333, 71,665, 140,500, 171,895, 38,539, and 1,372,061 shares, respectively, issuable upon exercise of outstanding options exercisable within sixty days of March 1, 2001.

4.

(4)	Includes 481,377 shares reported to be beneficially owned by RJK, LLC, 276,907 shares reported to be beneficially owned by Kirkfield LLC, and 241,716 shares reported to be beneficially owned by the R.J. Kirk Trust under Declaration of Trust dated March 29, 2000.

(5)	Includes 7,000 shares held in an IRA account of Mr. Newman’s wife and 2,000 shares held for the benefit of Mr. Newman’s children.

     There are no family relationships between any of the Directors or executive officers of the Company. The Company is not aware of any material proceeding to which any Director or executive officer of the Company or any associate of any such Director or executive officer is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors, executive officers and holders of more than ten percent (10%) of the Company’s Common Stock (“10% Holders”) to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     The Company believes that during the fiscal year ended December 31, 2000, its Directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements, except that an open market purchase of 1,000 shares of Common Stock by Dr. Schreiner in December 2000 was reported late. In making this statement, the Company has relied upon the written representations of its Directors, executive officers and certain other reporting persons.

5.

AUDIT COMMITTEE REPORT (1)

     The Audit Committee of the Company’s Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

     The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent accountants are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2000 with management and the independent accountants. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the accountants their independence from the Company. The Audit Committee has also considered whether the independent accountant’s provision of information technology services and other non-audit services to the Company is compatible with maintaining the accountant’s independence.

     Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Submitted on February 16, 2001 by the members of the Audit Committee of the Company’s Board of Directors.

AUDIT COMMITTEE Eugene L. Step, Chairman Samuel H. Armacost Randal J. Kirk Burton F. Sobel, M.D.

(1) The material in this report is not “soliciting material”, is not deemed “filed” under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.

6.

EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company’s Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 2000 for the fiscal years ended December 31, 2000, 1999 and 1998.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus(1) ($)		Restricted Stock Awards(2) ($)	Securities Underlying Stock Options (#)	All Other Compen- sation(3) ($)
Richard B. Brewer	2000	$400,000		$400,000		—	—	$ 6,077
President and Chief	1999	$400,000		$200,000		—	200,000	$ 4,538
Executive Officer	1998	$103,000	(4)	$ 50,000		$596,775	275,000	$ 3,000

David W. Gryska	2000	$232,336		$100,000		—	100,000	$ 3,750
Senior Vice President	1999	$195,000		$ 60,000		$152,460	—	$ 3,000
of Finance and Chief	1998	$ 8,860	(5)	$ 5,000		—	100,000	—
Financial Officer

George F. Schreiner, M.D.	2000	$207,291	(6)	$130,000	(7)	$311,000	110,000	$ 4,442
Vice President, Research	1999	$187,500		$ 61,108	(7)	—	50,000	$ 3,695
and Chief Scientific	1998	$180,700		$ 68,914	(7)	—	11,400	$ 3,000
Officer

John H. Newman	2000	$235,000		$ 50,000		—	20,000	$ 4,753
Senior Vice President,	1999	$228,000		$ 47,500		—	20,000	$ 8,923
General Counsel &	1998	$220,000		$ 50,000		—	53,500	$ 3,000
Secretary

Darlene Horton, M.D	2000	$175,327		$139,667	(8)	—	60,000	$ 7,385
Vice President	1999	$140,000		$ 20,000		—	40,000	$ 8,913
Medical Affairs	1998	$125,000		$ 30,000		—	4,700	$ 3,412

(1)	Bonus amounts represent the value of awards under the Company’s Employee Incentive Plan. Awards to executive officers under this plan are determined annually by the Management Development and Compensation Committee. The 1999 bonus to Mr. Brewer was the minimum provided for in his employment agreement. In addition, the 1999 amount for Mr. Gryska includes a $5,000 award under the Company’s Spot Bonus Award program.

(2)	On September 9, 1998 Mr. Brewer received 100,000 shares of Common Stock valued on the grant date at $5.96875 per share upon becoming President and Chief Executive Officer. 50% of the shares vested on the first anniversary of his employment (September 9, 1999) triggering an income tax withholding obligation of $73,206.25 which Mr. Brewer paid. 50% of the shares vested on the second anniversary September 9, 2000 of his employment with a similar tax obligation paid at that time by Mr. Brewer using the proceeds of a one year loan of $179,000 from the Company that bears interest at the rate of 6.3%. The aggregate value of such shares on December 31, 2000 was $2,250,000. Mr. Gryska, received 40,000 shares of Common Stock on August 8, 1999, valued on the grant date at $3.8125 per share. 25% of the shares vested on August 9, 2000 and 75% of the shares will vest on August 9, 2002. The aggregate value of such shares on December 31, 2000 was $890,000.00. In August, 2000 Dr. Schreiner received 40,000 shares of Common Stock valued on the grant date at $7.75 per share that vested on February 3, 2001. The aggregate value of such shares on December 31, 2000 was $890,000. No dividends will be paid by the Company with respect to the restricted stock awards.

7.

(3)	Consists of Company matching contributions under the 401(k) Profit Sharing Plan and Trust, which was established in 1986, and unused vacation time redeemed for cash (Mr. Brewer, $1,538 in 1999 and $3,077 in 2000; Mr. Gryska $750 in 2000, Dr. Schreiner $1,442 in 2000 and $695 in 1999, Mr. Newman, $1,753 in 2000 and $5,923 in 1999, and Dr. Horton $4,385 in 2000, $5,913 in 1999 and $412 in 1998). Under the 401(k) Plan, each year the Company has made matching contributions of 100% of participant contributions, up to a maximum of $3,000 per participant per plan year. Employee contributions are at all times 100% vested. The Company’s contributions vest based on years of service: 0% for less than one year; 25% for one but less than two years; 50% for two but less than three years; and 100% for three or more years. Federal tax laws impose an overall limit on the amount that may be contributed by participants each year under 401(k) plans.

(4)	Mr. Brewer became President and Chief Executive Officer of the Company at an annual salary of $400,000 in September 1998.

(5)	Mr. Gryska became Vice President of Finance and Chief Financial Officer of the Company at an annual salary of $195,000 in December 1998.

(6)	Dr. Schreiner was promoted to Vice President, Research and Chief Scientific Officer in August 2000 at an annual salary of $235,000 and at the time of his promotion the Company agreed to make a one-time cash award of $500,000 payable to him in 2001.

(7)	Includes forgiveness of $30,000 in 2000, $36,108 in 1999 and $31,914 in 1998 under a loan extended to Dr. Schreiner when he joined the Company which replaced a loan extended by his former employer.

(8)	Includes $16,667 forgiven under a housing assistance loan extended to Dr. Horton in 1999.

8.

STOCK OPTION GRANTS AND EXERCISES

     In the Company’s efforts to recruit the best available talent in a competitive labor market, the Company grants stock options to provide equity incentives. The Company currently grants stock options under the 1992 Equity and Incentive Plan and the 1996 Non-Officer Stock Option Plan.

     The following table provides certain information on stock options granted to the executive officers named in the Summary Compensation Table, in the fiscal year ended December 31, 2000. The Company did not grant any stock appreciation rights in the fiscal year ended December 31, 2000.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	No. of Securities Underlying Options Granted(2)(#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	0%($)	5%($)	10%($)
R. Brewer	—		—	—	—	—	—	—
D. Gryska	100,000	(3)	9.4%	$15.1875	11/05/10	—	$954,803	$2,419,467
G. Schreiner	110,000	(4)	10.41%	$7.75	8/01/10	—	$536,132	$1,358,665
J. Newman	20,000	(3)	1.8%	$5.8438	1/10/10	—	$73,477	$186,191
D. Horton	50,000	(3)	4.7%	$10.4375	8/31/10	—	$328,090	$831,381
	10,000	(3)	.9%	$4.875	5/08/10	—	$30,648	$77,661

(1)	The potential realizable value is based on the assumption that the price of the Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the ten-year option term. The numbers are calculated based on requirements promulgated by the Securities and Exchange Commission, which did not reflect the Company’s estimate of future stock price growth.

(2)	See “Management Development and Compensation Committee Report” for additional information on these stock options. All grants in this table were made pursuant to the 1992 Equity Incentive Plan. All options are granted at fair market value on the date of grant.

(3)	These options vest in equal monthly installments over 48 months from the date of grant.

(4)	50% of these options vest on August 1, 2001 and 50% of these options vest on August 1, 2002.

9.

     The following table sets forth certain information with respect to options exercised and options held at December 31, 2000 by the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised, In-the-Money Options at FY-End
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable(1)($)	Unexercisable(1)($)
R. Brewer	—	—	295,000	180,000	$4,990,468	$3,118,125
D. Gryska	—	—	52,803	147,917	$745,961	$1,422,788
G. Schreiner	4,000	$22,250	95,800	146,600	$1,509,709	$2,215,278
J. Newman	45,562	$390,141	161,521	40,292	$2,227,764	$580,981
D. Horton	—	—	29,844	84,636	$461,313	$1,205,897

(1)	Based on the amount, if any, by which the market value of the Company’s Common Stock at December 31, 2000 ($22.25) exceeds the exercise price of the options.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     See “Management Development and Compensation Committee Report - Chief Executive Officer Compensation” for a description of Mr. Brewer’s employment agreement.

     In January 2000, the Company entered into individual agreements (the “Agreements”) with Mr. Brewer and each of the Company’s other officers. The Agreements are intended to encourage the Company’s officers to remain with the Company.

     The Agreements provide various severance benefits to such officers in the event their employment is terminated involuntarily (other than for cause (as defined in the Agreements), disability or death) or voluntarily for Good Reason (defined below), in either case within one year after a Change of Control (defined below). In general, a Change of Control will occur if on or prior to December 31, 2001, (i) any person acquires fifty percent (50%) or more of the voting power of the Company’s stock, (ii) any person acquires twenty percent (20%) or more of the voting power of the Company’s stock unless approved in advance by the Board, (iii) the individuals who comprised the Company’s Board of Directors on January 11, 2000 cease to comprise a majority of the Board, (iv) a merger, consolidation, reorganization or sale of all or substantially all of the Company’s assets occurs and the Company’s stockholders do not own at least fifty percent (50%) of the voting securities of the entity resulting from such merger, consolidation or reorganization or which acquires such assets, or (v) there is a complete liquidation of the Company. The Agreements will automatically expire if a Change of Control has not occurred by December 31, 2001, unless extended by the Board for up to two additional years. In general, Good Reason means (a) relocation of the Company’s executive offices by more than 40 miles, (b) assignment of duties inconsistent with the officer’s position or substantial adverse alteration in the officer’s responsibilities from those in effect before the Change of Control, or (c) reduction in the officer’s total annual cash salary and bonus opportunity.

10.

     The Agreements provide for the following severance benefits to each officer: (i) a lump sum payment based on a multiple of his or her annualized cash compensation, including target bonus, (ii) continuation of the health care benefits that were being provided by the Company to such officer and his or her family immediately prior to termination, and (iii) outplacement services at the Company’s expense (up to a maximum of $10,000). Each of the Agreements is substantially identical, except that the severance compensation multiple for Mr. Brewer is 2.25 and the multiple for the other officers is 1.5, and the continuation of health care benefits is for twenty-four (24) months for Mr. Brewer and eighteen (18) months for the other officers. In addition, consistent with Mr. Brewer’s Employment Agreement, his Agreement includes within the meaning of Good Reason a material change in the principal line of business of the Company without his concurrence, while the other Agreements do not. All benefits payable under the Agreements would be reduced to the extent necessary to preserve the ability of the Company to deduct the severance benefits paid and to prevent payments to any officer from exceeding the limit of Section 4999 of the Code applicable to “excess parachute payment” (as defined in Section 280G of the Code). The Agreements are not employment contracts and the Agreement with Mr. Brewer is intended to supplement his Employment Agreement only with respect to severance payments in the event of termination of employment following a Change of Control (as described above) and otherwise does not amend or modify his Employment Agreement. In August 2000 the Company agreed that upon a Change in Control Dr. Schreiner would be eligible to receive benefits under the Agreement applicable to him.

     Severance arrangements also are in effect for all other regular employees of the Company, conditional on involuntary termination or voluntary termination upon reductions in the compensation for such employees following a Change of Control, with the amount of severance benefits based on an employee’s level with the Company.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT(1)

     The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing the Company’s compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines specific compensation policies and levels. In 2000, the Committee was composed of Mr. Armacost, Dr. Rice, Dr. Sanders and Mr. Step. None of these directors were officers or employees of the Company.

Compensation Philosophy

     The goals of the compensation program are to link compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to build long-term stockholder value. Key elements of this philosophy are:

•	The Company pays competitively with leading biotechnology and other companies with which the Company competes for management or employee talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets its compensation parameters based on this review.

(1) The material in this report and the Performance Graph is not “soliciting material”, is not deemed “filed” under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.

11.

•	The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific business goals and to generate rewards that bring total compensation to competitive levels.

•	The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company’s business challenges and strategic opportunities as owners as well as employees.

     The primary components of executive compensation are base salary, annual incentives and long-term equity incentives. Over the last five years, the Committee has not granted a salary increase to the CEO and has only granted modest or no salary increases over the last three years to other executives. These actions reflect the Committee’s intent to lower the relative percentage of fixed compensation and increase the relative percentage of performance-based compensation.

     The Committee’s objective in general is to set each component of executive compensation at the market average when compared to a nationwide survey of the biotechnology industry (the “comparator group”). In 2000, the comparator group contained approximately 300 companies. Many of the companies included in the Amex Biotechnology Index used in the Performance Graph included in this Proxy Statement are included in the comparator group.

     Base Salary. The Committee annually reviews each executive officer’s base salary against the base salaries paid for similar positions by companies within the comparator group. A range of salary levels is established by this comparison based on the survey’s weighted average salary for comparable positions. Within this range, the Committee considers individual factors, including individual performance, level of responsibility, prior experience and breadth of knowledge, as well as competitive pay practices and the extent to which the Company achieved its corporate objectives described in the section below entitled Annual Incentive. From year to year, the relative weighting of the individual components and the corporate performance component may differ from officer to officer, and can be expected to change over time in response to the Company’s evolution.

     Annual Incentive. The Employee Incentive Plan, an annual award plan, offers variable pay for officers and other employees of the Company based on the extent to which Company and individual performance objectives are achieved. At the start of each year, the Committee and the full Board of Directors review and approve the annual performance objectives for the Company and individual officers and key employees. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s long-term goal of building stockholder value. Individual performance objectives vary by individual and include both quantitative factors like attainment of specific goals and qualitative factors such as leadership and overall contribution.

     After the end of the year, the Committee evaluates the degree to which the Company has met its objectives and, at the discretion of the Committee, establishes a total incentive award pool under the Employee Incentive Plan. Individual awards are determined by evaluating the Company’s overall performance and by evaluating each participant’s performance against objectives for the year. The incentive award pool is then allocated based on that assessment. Awards are paid in cash and distributions are made in February following the performance year.

12.

The annual performance objectives established for 2000 included:

•	accomplishing development benchmarks NATRECOR® (nesiritide) such as completion and reporting of the VMAC trial;

•	accomplishing development benchmarks for SCIO-469, a p38 kinase inhibitor, such as completing preclinical toxicology and initiating human clinical trials;

•	determining the Company’s commercialization strategy for NATRECOR® (nesiritide); and

•	financial goals for operating expenses and year end cash position.

     The Company also has a Spot Bonus Award program under which it provides modest immediate cash awards to recognize outstanding performance by employees at any level of the Company.

     Long-Term Incentives. The Company’s long-term incentive program for officers consists of the 1983 Incentive Stock Option Plan, (expired March 5, 1993), the 1986 Supplemental Stock Option Plan (expired January 16, 1996) and the 1992 Equity Incentive Plan. The option program utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company and to look to achieve the Company’s long-term strategic goals. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Annually, the Committee reviews the equity incentives of executive officers and may make additional option grants to remain competitive with the comparator group and maintain appropriate long-term incentives for key individuals. All option grants have been made at or above 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company’s Common Stock appreciates over the long-term. The Company has also made restricted stock grants that vest over time to Mr. Brewer, Mr. Gryska and Dr. Schreiner as described under “Executive Compensation.” The size of option grants and restricted stock grants generally is determined based on competitive practices at companies in the comparator group and the Company’s philosophy of significantly linking executive compensation with stockholder interests. In addition, the Committee considers the terms and number of options previously awarded in determining the size of option grants. The Committee believes the approach of making grants that vest over an extended time period creates an appropriate focus on longer-term objectives and promotes executive retention.

     Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s CEO and to each of the other four most highly compensated executive officers. The Company intends that the long-term incentive compensation paid to these executives will be deductible by the Company under Section 162(m). In 1998, the Board and stockholders approved amendments to the 1992 Equity Incentive Plan intended to meet the requirements of Section 162(m).

Chief Executive Officer Compensation

     Richard B. Brewer became the Company’s President and Chief Executive Officer in September 1998. Pursuant to his employment agreement with the Company, Mr. Brewer’s base salary is $400,000 per annum, subject to increase by the Board. Mr. Brewer is also eligible to receive a cash bonus, at the Board’s discretion, which bonus will equal 50% of his base salary if he meets defined performance criteria and up to a maximum of 100% of his base salary if his performance substantially exceeds the targeted level; subject to guaranteed minimum levels of $50,000 in 1998, $200,000 in 1999 and $100,000 in 2000. The Compensation Committee established Mr. Brewer’s compensation package for 2000 based on the general factors discussed above and upon an evaluation of the compensation paid to Chief Executive Officers at comparable companies. Mr. Brewer also received the stock option grants and restricted stock grant described under “Executive Compensation.” In 2000, the key factors considered in determining Mr. Brewer’s bonus and stock option grants were the Company’s advancement of its lead products, determination of the Company’s strategy for commercializing Natrecor and achievement of certain other financial, operating and strategic goals. The Committee believes Mr. Brewer’s compensation is consistent with the special demands of the position, the compensation of chief executive officers in the comparator group and in accord with the compensation philosophy articulated above. See “Compensation Philosophy-Annual Incentive” and “Compensation Philosophy-Long-Term Incentive” above.

13.

Conclusion

     In summary, the Compensation Committee believes that, through the plans and actions described above, a significant portion of the Company’s compensation program and, in particular, the program for executive officers, is contingent on Company performance, and that the realization of benefits is closely linked to achievement of key corporate objectives that will produce increases in long-term stockholder value. The Company remains committed to this philosophy of performance-based compensation, recognizing that the Company is still in a developmental stage and that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for any particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company’s business environment.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

Samuel H. Armacost, Chairman Donald B. Rice, Ph.D. Charles A. Sanders, M.D. Eugene L. Step

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Armacost, Rice, Sanders and Step are members of the Compensation Committee. No executive officer of the Company served in 2000 as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers who served in 2000 on the Board or as a member of the Company’s Compensation Committee.

14.

PERFORMANCE GRAPH

The rules of the Securities and Exchange Commission require that the Company include in this Proxy Statement a line-graph presentation comparing five-year stockholder returns on an indexed basis. The Company has elected to use the Russell 2000 Index and the Amex Biotechnology Index for the purpose of the performance comparison that appears below. The graph assumes the investment of $100 in the Company’s Common Stock, the Russell 2000 Index and the Amex Biotechnology Index on December 31, 1995. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return
Among Scios Inc., Russell 2000 Index and
Amex Biotechnology Index

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In October 2000, the Company extended a loan of $179,466 to Mr. Brewer which he used to pay withholding taxes due in connection with the satisfaction of the vesting requirement as to 50,000 shares of Company stock under the restricted stock award made to Mr. Brewer in connection with recruiting him to the Company in 1998. The loan is repayable in October 2001 and it bears interest at the rate of 6.30% per annum.

     In July 1999, the Company extended a loan of $50,000 to Dr. Horton in connection with her purchase of a residence. Under the terms of the loan, principal and accrued interest will be forgiven over three years of continuous employment by the Company. The loan is secured by a deed of trust on Dr. Horton’s residence. As of December 31, 2000, the loan had a principal balance of $33,333.

     In connection with five stock option exercises in 1998 and 2000, the Company has extended loans to Mr. Newman. The loans were extended under the program available to all employees exercising stock options that is intended to encourage continued ownership of Company stock by financing for up to 80% of the exercise price. The loans extended to Mr. Newman bear interest at rates ranging from 5.59% to 6.01% per annum, are repayable over four years and are secured by the Company stock acquired through the loans. The aggregate balance outstanding under all of Mr. Newman’s loans was $351,635.20 as of December 31, 2000.

15.

     In 1997, Dr. Schreiner received a loan of $150,000 at the time that he joined the Company to replace a relocation loan extended by his previous employer. Under the terms of the loan, principal and accrued interest was forgiven over four years of continuous employment by the Company. Forgiveness of the final installment under the loan occurred in January 2001 and no balance is outstanding.

PROPOSAL 1
ELECTION OF DIRECTORS

     A Board of eight (8) Directors will be elected at the Annual Meeting. The term of office of each person elected as a Director will continue until the next Annual Meeting or until a successor has been elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees of the Board of Directors named below, all of whom are presently Directors of the Company. The candidates receiving a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote will be elected. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If any nominee for any reason is unable or declines to serve, the proxies will be voted for any substitute nominee who shall be designated by the present Board of Directors to fill the vacancy. Stockholders who desire to nominate persons for election to the Board must comply with the advance notice procedures specified in the Company’s Bylaws.

     The following is information regarding the nominees, including information furnished by them as to their principal occupation for the preceding five-year period, certain directorships and their ages as of January 31, 2001.

Name	Age	Director Since
Samuel H. Armacost	61	1995
Richard B. Brewer	49	1998
Donald B. Rice, Ph.D	61	1997
Charles A. Sanders, M.D.	68	1997
Solomon H. Snyder, M.D.	62	1992
Burton E. Sobel, M.D.	63	1996
Eugene L. Step	71	1993
Randal J. Kirk	46	2000

     Mr. Armacost was elected to the Company’s Board of Directors in August 1995. In July 1998, Mr. Armacost became Chairman of the Board of Directors of SRI International. From 1990 to 1998, he was a Managing Director of Weiss, Peck & Greer, LLC, an investment firm. He was a Managing Director of Merrill Lynch Capital Markets from 1987 to August 1990, and was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. Mr. Armacost is a member of the Board of Directors of Chevron Corporation and Exponent, Inc. In addition, Mr. Armacost is on the Board of Directors of the James Irvine Foundation and the Advisory Board of the California Academy of Sciences, and he is a member of the International Advisory Group for Toshiba Corporation and The Business Council.

16.

     Mr. Brewer is President and Chief Executive Officer of Scios. He joined Scios in September 1998 and has served as a Director since that time. From early 1996 to 1998, he was with Heartport Inc., first as Executive Vice President of Operations and then Chief Operating Officer. Prior to that, Mr. Brewer served in various capacities with Genentech, Inc. from 1984 to 1995, most recently as Senior Vice President, U.S. Sales and Marketing, Genentech Europe Ltd., and Genentech Canada, Inc. Mr. Brewer earned a B.S. from Virginia Polytechnic Institute and a M.B.A. from Northwestern University.

     Mr. Kirk became a Director of Scios Inc. in February 2000. He has served as a Managing Director of Third Security, LLC, a financial services firm, since 1999. Additionally, Mr. Kirk currently serves in a number of capacities, including the following: Chairman of New River Pharmaceuticals Inc., a developmental pharmaceutical company, since 1996; Chairman of Clinical Chemistry Holdings, Inc., a clinical laboratory management company, since 1999; Manager of New River Management Company, L.L.C., an investment holding company, since 1996; and Chairman of Biological & Popular Culture Inc., an internet automation service provider, since 1999. He also serves on the Board of Directors of Radford University Foundation, Inc., since 1998. Previously, Mr. Kirk served as the Chairman of General Injectables & Vaccines, Inc., a pharmaceutical distributor, between 1994 and 1998, and as the Chairman and Chief Executive Officer of GIV Holdings, Inc., a holding company, between 1996 and 1998.

     Dr. Rice was elected Chairman of the Board in November 1998 and has served as a Director of Scios since August 1997. Dr. Rice is the President, Chief Executive Officer and Director of UroGenesys, Inc. Previously, he served Teledyne, Inc. as President, Chief Operating Officer and Director from 1993 to 1996, the U.S. Department of Defense as Secretary of the Air Force from 1989 to 1993, and The RAND Corporation as President and Chief Executive Officer from 1972 to 1989. He was also Assistant Director of the Office of Management and Budget, The White House. Dr. Rice is a member of the Board of Directors of Wells Fargo & Company, Vulcan Materials Company, Unocal Corporation and Amgen Inc.

     Dr. Sanders was elected a Director of Scios in September 1997. He served as Chief Executive Officer of Glaxo Inc. from 1989 to 1994, and was Chairman of the Board from 1992 until his retirement in 1995. He also served on the Board of Directors of Glaxo plc. Previously, he held a number of positions at Squibb Corporation, a multinational pharmaceutical corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee of the Board. Dr. Sanders is a member of the Board of Directors of Magainin Pharmaceuticals, Vertex Pharmaceuticals, Edgewater Technologies, Inc., Kendle International, Trimeris, Pharmacopeia, Genentech, Inc. and Biopure.

     Dr. Snyder was elected a Director in September 1992. Dr. Snyder is Chairman of the Department of Neuroscience and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry at The Johns Hopkins University, and has been a member of the faculty there since 1966. Dr. Snyder received the Albert Lasker Award for Basic Biomedical Research and Honorary Doctor of Science degrees from Northwestern University, Georgetown University and Ben Gurion University. Dr. Snyder received the Wolfe Award in Medicine from the government of Israel for research relating to receptors. Dr. Snyder is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Snyder is also the author of numerous articles and several books. Dr. Snyder is a founder and a director of Guilford Pharmaceuticals Inc.

     Dr. Sobel was elected a Director in February 1996. Since 1994, Dr. Sobel has been the Physician-in-Chief, E.L. Amidon Professor and Chair of the Department of Medicine at The University of Vermont College of Medicine. From 1974 to 1993, Dr. Sobel was Professor of Medicine at Barnes Hospital, Washington University and Director of its Cardiovascular Division. Dr. Sobel has been a consultant to and served on scientific advisory boards of several pharmaceutical and biotechnology companies, served as a director of Squibb Corporation from 1986 to 1989 and is also a member of the Board of Directors of Fletcher Allen Healthcare. Dr. Sobel has been the recipient of numerous awards, including the American Heart Association’s James B. Herrick Award and its Scientific Council’s Distinguished Achievement Award, as well as the American College of Cardiology’s Distinguished Scientist Award. Dr. Sobel has been the editor of Circulation and, since 1989, has served as editor of Coronary Artery Disease. His memberships and fellowships include the American College of Physicians, Royal Society of Medicine, American Heart Association, American College of Cardiology and Fellowship and Council membership in the American Association for the Advancement of Science.

17.

     Mr. Step was elected a Director in February 1993. From May 1956 until he retired in December 1992, Mr. Step was employed by Eli Lilly and Company, most recently as Executive Vice President, President of the Pharmaceutical Division, where he was responsible for U.S. pharmaceutical operations and for the operations of Eli Lilly International. In addition, Mr. Step served on Eli Lilly’s Board of Directors and executive committee. Mr. Step was Chairman of the Board of Directors of the Pharmaceutical Manufacturers Association and President of the International Federation of Pharmaceutical Manufacturers Associations. He is a member of the Board of Directors of Cell Genesys Inc. and Guidant Corporation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL EIGHT NOMINEES.

PROPOSAL 2
APPROVAL OF AMENDMENT OF 1992 EQUITY INCENTIVE PLAN

     In February 1992, the Board of Directors adopted, and the stockholders subsequently approved, the Company’s 1992 Equity Incentive Plan (the “Equity Plan”). There were originally 2,500,000 shares of the Company’s Common Stock authorized for issuance under the Equity Plan. In May 1992, the Board of Directors amended the Equity Plan and increased the number of shares reserved thereunder to 3,500,000 shares. Stockholders approved this increase in September 1992. In 1997, the Board reserved an additional 1,500,000 shares for issuance under the Equity Plan, extended the term of the Equity Plan to February 2, 2007 and adopted a 300,000 share per person per calendar year limit pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Stockholders approved these changes in May 1997.

     As of February 15, 2001, options (net of canceled or expired options) covering an aggregate of 4,669,122 shares of the Company’s Common Stock had been granted under the Equity Plan. At that date, 330,878 shares remained available for future grant out of the of the 5,000,000 shares previously authorized under the Equity Plan. During the last fiscal year, under the Equity Plan, the Company has granted to all current executive officers as a group options to purchase 315,000 shares at exercise prices of $4.88 to $15.19 per share (including the 290,000 shares granted under the Equity Plan to the named executive officers listed in the table entitled “Option Grants in Last Fiscal Year”), and to the seven eligible non-employee Directors options to purchase an aggregate of 85,000 shares at an exercise price of $8.00 to $15.19 per share.

     In February the Board approved an amendment to the Equity Plan (subject to stockholder approval) to increase the number of shares available by 1,500,000 shares in order to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board, and anticipates that this increase will be an adequate reserve for at least the next several years. The Board also believes the increase is appropriate in light of the Company’s growth and the resulting addition of new employees. The increase in the number of shares authorized for issuance under the Equity Plan would represent 3.8% of the issued and outstanding shares of Common Stock of the Company as of December 31, 2000.

18.

     Section 162(m) of the Code denies a deduction to any publicly-held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee. See “Federal Income Tax Information” below for a discussion of the application of Section 162(m). In light of the Section 162(m) requirements, the Equity Plan was amended with in 1997 to provide that no individual may be granted options to purchase more than 300,000 shares of Common Stock during any one fiscal year.

     Stockholders are requested in this Proposal to approve the additional 1,500,000 shares reserved under the Equity Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment of the Equity Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the Equity Plan are outlined below:

GENERAL

     The Equity Plan provides for the grant or issuance of incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants. Incentive stock options granted under the Equity Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory (or supplemental) stock options granted under the Equity Plan are intended not to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of the various awards included in the Equity Plan.

PURPOSE

     The Equity Plan provides a means by which selected employees, directors and consultants to the Company, and its affiliates, may be given an opportunity to purchase Common Stock of the Company. The Company, by means of the Equity Plan, seeks to retain the services of persons who are now employees, directors or consultants to the Company or its affiliates, to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

FORMS OF BENEFIT

     The Equity Plan provides for incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses (collectively “Stock Awards”).

OPTION GRANT INFORMATION

     The following table sets forth certain information with respect to grants of options pursuant to the Equity Plan during 2000 to the following groups. Information regarding the named executive officers is set forth in this Proxy Statement under the table “Option Grants in Last Fiscal Year.”

19.

	Options Granted	Potential Realizable Value
Name of Group	(Shares)	5%	10%
All Current Executive Officers as a Group	315,000	$2,008,908	$5,090,672
All Non-Employee Directors as a Group	85,000	$495,329	$1,255,191
All Employee (other than executive officers) as a Group	50,000	$420,820	$1,066,358

ADMINISTRATION

     The Equity Plan is administered by the Board by the Management Development and Compensation Committee. All of the members of the committee are non-employee directors (as defined under the Exchange Act) and may also be, in the discretion of the Board, outside directors (as defined under the Code). Such committee has, in connection with the administration of the Equity Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Equity Plan, as may be adopted from time to time by the Board. The Board or the committee may delegate to a subcommittee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (i) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or (ii) not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Code. The Board may abolish a committee or subcommittee at any time and revest in the Board the administration of the Equity Plan. The Board has delegated the administration of the Equity Plan to the Compensation Committee, each member of whom satisfied the requirements set forth above. References to the Board include any committee or subcommittee designated by the Board.

     The Board has the power to determine from time to time which of the persons eligible under the Equity Plan shall be granted awards, the type of awards to be granted, when and how each award shall be granted, to construe and interpret the Equity Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. Notwithstanding the foregoing, options granted to non-employee directors of the Company (“Non-Employee Directors Options”) will be governed solely as set forth in “Terms of Non-Employee Director Options” below. The Board may correct any defect in the Equity Plan or in any award agreement to make the Equity Plan fully effective.

SHARES SUBJECT TO THE PLAN

     The Common Stock that may be sold pursuant to awards under the Equity Plan shall not exceed the number of shares authorized to be issued in the Plan of the Company’s Common Stock. If any award expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such award will revert to and again become available for issuance under the Equity Plan. The Common Stock subject to the Equity Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

     Incentive stock options may be granted only to employees. Nonstatutory stock options, restricted stock purchase awards and stock bonuses may be granted only to employees, directors or consultants.

     No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of such Common Stock subject to the option at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant, or in the case of a restricted stock purchase award, the purchase price is at least one hundred percent (100%) of the fair market value of Common Stock subject to the award at date of grant. No person shall be eligible to be granted Stock Awards covering more than three hundred thousand (300,000) shares of the Company’s Common Stock in any calendar year. In 2001 the Board of Directors adopted an amendment of the Equity Plan providing that during the remaining term of the Equity Plan a maximum of 300,000 shares may be issued under restricted stock purchase awards.

20.

TERMS OF STOCK AWARDS UNDER THE PLAN

     The following are the terms of Stock Awards under the Equity Plan other than options granted to non-employee directors. See “Terms of Non-Employee Director Options” below.

     Term and Termination. No option is exercisable after the expiration of ten (10) years from the date it was granted.

     In the event an optionee’s continuous status as an employee, director or consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) but only within the earlier of (i) the date three (3) months after the termination of the optionee’s continuous status as an employee, director or consultant or such other date established with the concurrence of the board, or (ii) the expiration of the term of the option as set forth in the option agreement.

     An optionee’s option agreement may also provide that if the exercise of the option following the termination of the optionee’s continuous status as an employee, director, or consultant would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option set forth in the option agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an optionee’s option agreement may also provide that if the exercise of the option following the termination of the optionee’s continuous status as an employee, director or consultant would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act of 1933, as amended, then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the immediately preceding paragraph, or (ii) the expiration of a period of three (3) months after the termination of the optionee’s continuous status as an employee, director or consultant during which the exercise of the option would not be in violation of such registration requirements.

     In the event an optionee’s continuous status as an employee, director or consultant terminates as a result of the optionee’s death or disability, the optionee (or such optionee’s estate, heirs or beneficiaries) may exercise his or her option, but only within the period ending on the earlier of (i) twelve (12) months following such termination in the case of disability, eighteen (18) months in the case of death (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement.

     In the event a stock bonus or restricted stock recipient’s continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

     Exercise/Purchase Price. The board has established a policy that exercise price of each incentive and nonstatutory stock option will not be less than one hundred percent (100%) of the fair market value of the Company’s Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services actually rendered to the Company or for its benefit.

21.

     Repricing. In 1994, the Board established that it would not reprice the exercise price of any stock option previously granted unless it first obtained the approval of stockholders of the Company.

     Consideration. The purchase price of stock acquired pursuant to a Stock Award is paid either in cash at the time of exercise or purchase, or (if determined by the Board at the time of grant for an option) by deferred payment or other arrangement or in any other form of legal consideration that may be acceptable to the Board. Additionally, in the case of an option (and in the discretion of the Board at the time of the grant of an option), by delivering to the Company previously acquired shares of Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest.

     Regulation T. In connection with the exercise of options under the Equity Plan, the Company’s regular procedures may qualify for certain programs authorized by Regulation T promulgated by the Federal Reserve Board. If optionees elect to use such program, the Company intends to comply with the requirements of Regulation T.

     Transferability. An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A stock bonus or restricted stock award shall not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. A nonstatutory stock option shall be transferable only to the extent specifically provided for in the option agreement evidencing the nonstatutory stock option, provided that if the nonstatutory stock option agreement does not provide for transferability, then the option is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. An award holder may designate a beneficiary who may exercise his or her award after death.

     Vesting. The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

     Restricted stock purchase awards and stock bonuses granted under the Equity Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board.

     Re-Load Options. The Board has the authority to include as part of any option a provision entitling the optionee to a further option (a “Re-Load Option”) in the event the optionee exercises the original option by surrendering other shares of Common Stock to the Company. Any such Re-Load Option (i) shall be for a number of shares equal to the number of shares surrendered; (ii) shall have an expiration date which is the same as the expiration date of the original option; and (iii) shall have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the original option (110% in the case of certain 10% stockholders if the Re-Load Option is an incentive stock option). No Re-Load Options have been granted, and it is not anticipated that any Re-Load Options will be granted in the near future.

22.

TERMS OF NON-EMPLOYEE DIRECTOR OPTIONS

     Non-employee directors are only eligible for the grant of nonstatutory stock options under the Equity Plan. The granting and terms of such options are subject to the following special provisions of the Equity Plan. Except as described below, Non-Employee Director Options are subject to the same provisions of the Equity Plan applicable to other nonstatutory stock options.

     Automatic Grants. The Equity Plan provides for the automatic annual grants of options to purchase 10,000 shares of Common Stock of the Company to non-employee directors. Such options are automatically granted and priced on the date of a Director’s election or reelection to the board. A non-employee Director who serves as Chairman of the Board also receives an automatic grant of an option to purchase an additional 15,000 shares.

     Term. Non-Employee Director Options under the Equity Plan have a ten year term; however, each such option will terminate prior to the expiration date if the optionee’s service as a non-employee director terminates. In that event, the Non-Employee Director Option will terminate twelve months following the date of termination of service, unless the termination of service is due to the optionee’s death or disability, in which case the option will terminate on the earlier of the expiration date or eighteen months following the date of the optionee’s death or disability. The term of a Non-Employee Director Option may be extended if exercise within the periods is prohibited for specified reasons.

     Exercise Price; Payment. The exercise price of each Non-Employee Director Option under the Equity Plan must be equal to the fair market value of the Company’s Common Stock on the date of grant. Payment of the exercise price is due in full in cash at the time of exercise when the number of shares being purchased is less than 1,000 shares; when the number of shares being purchased is 1,000 or more shares, the optionee may elect to make payment under one of the following alternatives: (i) in cash at the time of exercise; (ii) payment by delivery of shares of the Company’s Common Stock already owned by the optionee for at least six months; or (iii) payment by a combination of the methods specified above.

     Exercise. Non-Employee Director Options under the Equity Plan become exercisable in 12 equal monthly installments after the date of grant.

ADJUSTMENTS UPON CHANGES IN STOCK

     If any change is made in the Common Stock subject to the Equity Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class and maximum number of shares subject to the Equity Plan, the maximum annual award applicable under the Equity Plan and the class and number of shares and price per share of stock subject to outstanding Stock Awards will be appropriately adjusted.

     In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then, at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Stock Awards outstanding under the Equity Plan or shall substitute similar Stock Awards for those outstanding under the Equity Plan, (ii) such Stock Awards shall continue in full force and effect, or (iii) any outstanding unexercised rights under any Stock Awards shall be terminated if not exercised prior to such event; provided, however, that with respect to Stock Awards then held by persons performing services for the Company or an affiliate the time during which such Stock Awards become vested or may be exercised shall be accelerated prior to such termination.

23.

     In the event a change of control (as hereinafter defined) occurs at the Company and, within one (1) year of such change in control, (i) an optionee’s employment with the Company or its affiliates is terminated other than for cause (as hereinafter defined), or (ii) a non-employee director’s directorship with the Company is terminated by the Company or by the Non-Employee Director for any reason or for no reason, options held by such terminated employee or director may be exercised in full following such termination without regard to the vesting limitations to which such options are otherwise subject. For the purposes of the foregoing, a “change in control” shall have occurred if (1) any person (as defined in Section 13 of the Exchange Act) acquires shares, other than directly from the Company, and thereby becomes the owner of more than 30% of the Company’s outstanding shares (on a fully diluted basis) or (2) the Company enters into a merger (other than one in connection with a voluntary change of corporate domicile or similar reorganization or recapitalization transaction) in which the stockholders of the Company (determined immediately prior to the merger) do not own at least 50% of the outstanding shares of the surviving entity after the merger. For purposes of the foregoing, a termination shall be deemed to have been made for “cause” in the event the optionee’s employment is terminated for any of the following reasons: (A) the optionee’s continued failure to substantially perform his duties with the Company or its affiliates, (B) the engaging by the optionee in gross misconduct materially and demonstrably injurious to the Company, its affiliates or their employees, (C) illicit drug use or habitual alcohol use, or (D) the commission by the optionee of any felony.

AMENDMENT OF THE PLAN

     The Board at any time, and from time to time, may amend the Equity Plan. However, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will increase the number of shares reserved for issuance under the Equity Plan, modify the requirements as to eligibility for participation or in any other way if such modification requires stockholder approval in order for the Equity Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Exchange Act. The Board may in its sole discretion submit any other amendment to the Equity Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE PLAN

     The Board may suspend or terminate the Equity Plan at any time. The Equity Plan will terminate on February 2, 2007. No Stock Awards may be granted under the Equity Plan while the Equity Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive stock options under the Equity Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code.

24.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Equity Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Restricted Stock Purchase Awards and Stock Bonuses. Restricted stock purchase awards and stock bonuses granted under the Equity Plan generally have the following federal income tax consequences:

     Upon acquisition of the stock, the recipient normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

25.

     Other Tax Consequences. The foregoing discussion is not a complete description of the federal income tax aspects of Stock Awards granted under the Equity Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore no information is given with respect to state or local taxes that may be applicable.

     Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the Equity Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of “outside directors” and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

PROPOSAL 3
APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

     On March 2, 2001, the Board of Directors of the Company unanimously adopted the Scios Inc. 2001 Employee Stock Purchase Plan.

     The following is a summary of the Plan, as adopted by the Board. This summary is not intended to be complete, and reference should be made to the Scios Inc. 2001 Employee Stock Purchase Plan for a complete statement of the Plan’s terms.

PURPOSE OF THE PLAN

     The purpose of the Plan is to maintain a competitive equity compensation program to attract, motivate, retain, and compensate present and future employees of the Company and its subsidiaries; and to provide incentive for such employees to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of the Company’s Common Stock, and therefore, more closely align the interests of the employees and shareowners of the Company. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423(b) of the Internal Revenue Code of 1986, as amended, or the Code. The provisions of the Plan will, accordingly, be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. Under the Plan, an eligible employee will be granted options to purchase shares of the Company’s Common Stock, par value $.001 per share through payroll deductions, at a discount from the then current market price, without payment of commissions or other charges. The proceeds received by the Company from the sale of shares of Common Stock pursuant to the Plan will be used for general corporate purposes.

26.

     The Plan will become effective on May 16, 2001. The Plan will terminate as to future option grants on May 31, 2011. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under Section 401(a) of the Code.

DESCRIPTION OF THE PLAN

   SECURITIES SUBJECT TO THE PLAN

     The total number of shares of Common Stock that may be sold under the Plan will be 175,000 shares, plus an annual increase to be added on each anniversary date of the adoption of the Plan during the term of the Plan equal to the least of: (i) 200,000 shares; (ii) one percent (1%) of the Company’s outstanding shares on such anniversary date; or (iii) such lesser amount determined by the Board. The shares of Common Stock sold may be unissued or treasury shares or shares purchased on the open market. The Plan provides for appropriate adjustment in the number and kind of shares of stock for which options may be granted, and the number and kind of shares of stock which may be sold pursuant to the Plan, in the event of a stock split, stock dividend, reorganization or other specified changes in the capitalization of the Company.

   ELIGIBLE PERSONS

     Employees of the Company and any subsidiary corporations of the Company designated by the Board generally will be eligible to participate in the Plan and will receive options to purchase shares of Common Stock under the Plan. An employee will not be eligible to participate in the Plan if such employee: (i) immediately after an option is granted under the Plan, owns (or is treated as owning) shares of Common Stock or other stock possessing 5% or more of the total voting power or value of all classes of stock of the Company (and any parent corporation and subsidiary corporation of the Company), (ii) whose customary employment is for less than 20 hours per week, or (iii) whose customary employment is for five months or less in any calendar year. Directors of the Company (or any parent corporation or subsidiary corporation of the Company) who are not employees will not be eligible to participate in the Plan.

   GRANT OF OPTIONS

     Commencing with May 16, 2001, the Company will grant options under the Plan to all eligible employees in successive twelve-month offering periods. The offering periods will be: (i) June 1 through and including the last business day preceding the one year anniversary of the commencement of such offering period (provided that the first offering period shall run from May 16, 2001 through May 31, 2002) and (ii) December 1 through and including the last business day preceding the one year anniversary of the commencement of such offering period.

     The Company will grant an option to each eligible employee on the first business day of an offering period; however, an eligible employee who is participating in an offering period may not participate in a subsequent offering period unless such subsequent offering period commences after the end of the offering period in which such eligible employee is participating. In addition, if the fair market value of a share of Common Stock on such date, as determined by the Board, is less than or equal to the fair market value of a share of a share of Common Stock on the date of grant of any prior offering period, such prior offering period shall then terminate following the sooner of the last business day of May or December immediately following the purchases of shares on that date. Each eligible employee participating in those purchases shall automatically be granted an option in the new offering period. The Company will grant options under the Plan until the Plan terminates on May 31, 2011 or the Plan is terminated sooner by the Board.

27.

     As required under Section 423(b)(8) of the Code, no eligible employee may be granted an option under the Plan that permits his or her rights to purchase shares of Common Stock or other stock under the Plan (and under all other employee stock purchase plans of the Company, any parent corporation and any subsidiary corporation of the Company) to accrue at a rate which exceeds $25,000 of the fair market value (determined as of the date of grant of the option) of such Common Stock or other stock for any calendar year.

   ELECTION TO PARTICIPATE; PAYROLL DEDUCTIONS

     Each eligible employee will participate in the Plan by means of payroll deductions. An eligible employee will be required to deliver a completed and executed written or electronic payroll deduction authorization to the Company no later than the fifth business day prior to the commencement of the offering period. The payroll deduction authorization will be the employee’s election to participate in the offering period and subsequent offering periods. The payroll deduction authorization will designate the percentage of the eligible employee’s base compensation to be deducted for purposes of the Plan, and will authorize payroll deductions by his or her employer. The payroll deductions will occur on each payday during the offering period and may be in any whole percentage of base compensation not exceeding 15%. Base compensation will not include employee benefits, education reimbursements, imputed income under benefits programs, travel, business and moving expense reimbursements, stock option income and similar items of compensation. An eligible employee may change his or her payroll deduction authorization during an offering period to any whole percentage of base compensation not exceeding 15% and withdraw from participation during an offering period. An eligible employee’s payroll deduction authorization will remain in effect for subsequent offering periods, unless the employee delivers a new authorization to the Company no later than the fifth business day prior to the commencement of the subsequent offering period, or is not an eligible employee on the first day of the subsequent offering period.

   EXERCISE OF OPTIONS

     Each offering period under the Plan shall include two purchase dates which will mean the last business days of each May and November with respect to such offering period. Each eligible employee in the Plan, automatically and without any act on such employee’s part, will be deemed to have exercised his or her option on each purchase date during the offering period for which the option was granted. An eligible employee’s option will be exercised to the extent that the employee’s cumulative payroll deductions for the offering period are sufficient to purchase, at the applicable option price, whole shares of Common Stock. An eligible employee may not purchase more than 2,000 shares of Common Stock upon the exercise of the option with respect to any offering period and no more than 1,000 shares of Common Stock on any given purchase date. No fractional shares of Common Stock will be sold under the Plan. Any payroll deductions not applied to purchase of whole shares of Common Stock will be refunded to the employee without interest. Following the end of an offering period, each eligible employee will be provided with a report showing the amount of his or her cumulative payroll deductions and the number of shares of Common Stock purchased upon the exercise of the option for the offering period.

    OPTION PRICE; DISCOUNT TO FAIR MARKET VALUE

     The option price for a share of Common Stock purchased under the Plan for an offering period will be 85% of the lesser of: (i) the fair market value of a share of the Common Stock on the date of option exercise (i.e., the last day of the offering period with respect to which the option was granted), and (ii) the fair market value of a share of the Common Stock on the date of option grant (i.e., the first business day of the offering period). The fair market value of a share of Common Stock on a given date will be determined by the Board in its discretion, based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding day it was traded), as reported by the Nasdaq National Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the fair market value per share will be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding date it was traded), as reported in The Wall Street Journal.

28.

   WITHDRAWAL FROM THE PLAN

     An eligible employee may withdraw from participation under the Plan during an offering period at any time other than the last 10 days prior to the date of an option exercise. Upon withdrawal, the employee’s cumulative payroll deductions will be refunded to the employee without interest. An eligible employee who withdraws from the Plan and is eligible for a subsequent offering period may participate in such offering period by delivering a payroll deduction authorization to the Company not later than the fifth business day prior to the commencement of such subsequent offering period.

   EXPIRATION OF OPTIONS

     Each option granted for an offering period will expire on the last day of the offering period, immediately after the automatic exercise of the option pursuant to the terms of the Plan. An employee’s participation in the Plan will automatically terminate on the date of termination of employment with the Company and its subsidiary corporations. Upon such termination, the employee’s cumulative payroll deductions will be refunded to the employee without interest.

   NON-TRANSFERABILITY OF OPTIONS

     An eligible employee’s option under the Plan will not be transferable, other than by will or the laws of descent and distribution.

   RIGHTS AS STOCKHOLDERS

     An eligible employee will not be deemed to be a stockholder of the Company solely as a result of participation in the Plan. The eligible employee will not have any interest or voting rights with respect to shares of Common Stock offered under the Plan until the employee’s option is exercised.

   ADMINISTRATION

     The Plan will be supervised and administered by the Board. The Board will have full power to interpret the Plan and to adopt, amend and rescind the rules for the administration of the Plan.

   AMENDMENT AND TERMINATION OF THE PLAN

     The Board may amend, suspend or terminate the Plan at any time and from time to time, provided that the approval by a vote of the holders of more than 50% of the outstanding shares of the Company’s capital stock entitled to vote will be required to amend the Plan to: (i) increase the number of shares of the Common Stock reserved for issuance under the Plan or change the designation of corporations when employees may be offered options under the Plan, or (ii) in any manner change the eligibility requirements of the Plan (other than change the designation of the subsidiary corporations participating in the Plan).

   ADJUSTMENT UPON A REORGANIZATION OR CHANGE OF CONTROL EVENT

     In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each option under the Plan will be assumed or an equivalent option will be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in its sole discretion and in lieu of such assumption or substitution, to shorten the offering period then in progress by setting a new exercise date. If the Board shortens such offering period, the Board will notify each participating eligible employee in writing, at least ten (10) calendar days prior to the new exercise date, of the new exercise date and that his or her option will be exercised automatically on such date, unless he or she has withdrawn from the offering period prior to the new exercise date. In the event of a proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

29.

     The Board may, in its sole discretion, also make provision for adjusting the number of shares covered by the options, the shares available under the Plan and the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes the Federal income tax consequences of an employee’s participation in the Plan and is not intended to be a complete description of the tax consequences. This summary does not address Federal employment taxes, state and local income taxes and other taxes that may be applicable.

Grant of Option; Exercise of Option

     An eligible employee will not recognize taxable income on the date the employee is granted an option under the Plan (i.e., the first business day of the offering period). In addition, the employee will not recognize taxable income on the date the option is exercised (i.e., each purchase date during the offering period).

Sale of Common Stock after the Holding Period

     If an employee does not sell or otherwise dispose of the shares of Common Stock purchased upon exercise of his or her option under the Plan within two years after the date on which the option is granted or within one year after the date on which the shares of Common Stock are purchased (the “Holding Period”), or if the employee dies while owning the shares of Common Stock, the employee will be taxed in the year in which he or she sells or disposes of the shares of Common Stock, or the year closing with his or her death, whichever applies, as follows:

•	The employee will recognize ordinary income in an amount equal to the lesser of:

—	the excess, if any, of the fair market value of the shares of Common Stock on the date on which such shares are sold or otherwise disposed, or the date on which the employee died, over the amount paid for the shares of Common Stock, or

—	the excess of the fair market value of the shares of Common Stock on the date the option was granted, over the option price (determined assuming that the option was exercised on the date granted) for such shares of Common Stock; and

•	The employee will recognize as capital gain any further gain realized (after increasing the tax basis in the shares of Common Stock by the amount of ordinary income recognized as described above).

Sale of Common Stock during the Holding Period

     If the employee sells or otherwise disposes of the shares of the Common Stock purchased upon exercise of his or her option under the Plan before the Holding Period expires, and the amount realized is greater than or equal to the fair market value of the shares of Common Stock on the date of exercise, the employee will be taxed in the year in which he or she sells or disposes of the shares of Common Stock as follows:

•	The employee will recognize ordinary income to the extent of the excess of the fair market value of the shares of Common Stock on the date on which the option was exercised, over the option price for such shares of Common Stock; and

30.

•	The employee will recognize as capital gain any further gain realized (after increasing the tax basis in the shares of Common Stock by the amount of ordinary income recognized as described above).

     If the employee sells or otherwise disposes of the shares of Common Stock before the Holding Period expires, and the amount realized is less than the fair market value of the shares of Common Stock on the date of exercise, the employee will be taxed in the year in which he or she sells or disposes of the shares of Common Stock as follows:

•	The employee will recognize ordinary income to the extent of the excess of the fair market value of the shares of Common Stock on the date on which the option was exercised, over the option price for such shares of Common Stock; and

•	The employee will recognize capital loss to the extent the fair market value of the shares of Common Stock on the exercise date exceeds the amount realized on the sale or other disposition.

The Company’s Deduction

     The Company (or the subsidiary corporation that employs the employee) is entitled to a tax deduction only to the extent that the employee recognizes ordinary income because the employee sells or otherwise disposes of the shares of Common Stock before the Holding Period expires.

   VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting is required to approve this Proposal 3. Abstentions and broker non-votes will have the effect of votes against this proposal. The Plan is subject to the approval of the Company’s stockholders. If the Plan is not approved, the Plan will terminate and no options will be granted under the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4
RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors of the Company appointed PricewaterhouseCoopers LLP to be the Company’s independent accountants for the fiscal year ending December 31, 2001.

     Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP with respect to the fiscal year ended December 31, 2000 included examination of the Company’s consolidated financial statements, limited reviews of quarterly reports, services related to filings with the SEC, and consultations concerning information systems and various tax matters.

     PricewaterhouseCoopers LLP has audited the Company’s financial statements annually since the Company’s inception in 1982. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They do not expect to make a statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

31.

     Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2001 will require the affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     During 2000, the Company paid PricewaterhouseCoopers LLP $ 274,949 for service performed on behalf of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4.

OTHER MATTERS

     The Board of Directors does not know of other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS - 2002 ANNUAL MEETING

     Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a director nomination or a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2002 must submit such proposal in writing to the Secretary of the Company at the Company’s principal executive offices no later than November 30, 2002. The applicable rules of the SEC impose certain limitations on the content of the proposals and also contain certain eligibility and other requirements (including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of the Company’s Common Stock for at least one year before the proposal is submitted).

By Order of the Board of Directors

JOHN H. NEWMAN Secretary

March 30, 2001

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

32.

Annex A Scios Inc. Audit Committee Charter (Adopted February 8, 2000)

RESOLVED, that the charter and powers of the Audit Committee of the Board of Directors (the “Audit Committee”) shall be:

•	Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting disclosure practices of the Company;

•	Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

•	Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy.

RESOLVED, that the Audit Committee shall have the following specific powers and duties:

1.	Holding such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants;

2.	Creating an agenda for the ensuing year;

3.	Reviewing the performance of the independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of the independent accountants;

4.	Conferring with the independent accountants concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants’ annual engagement letter, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

5.	Reviewing with management and the independent accountants significant risks and exposures, audit activities and significant audit findings;

6.	Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

7.	Reviewing the Company’s audited annual financial statements and the independent accountants’ opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

8.	Reviewing the adequacy of the Company’s systems of internal control;

9.	Obtaining from the independent accountants their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

10.	Providing an independent, direct communication between the Board of Directors and independent accountants;

11.	Reviewing the adequacy of internal controls and procedures related to executive travel and entertainment;

12.	Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company’s Code of Conduct and the results of confirmations and violations of such Code;

13.	Reviewing the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

14.	Reviewing the procedures established by the Company that monitor the compliance by the Company with its covenants on the lease line;

15.	Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee;

16.	Maintaining minutes or other records of meetings and activities of the Audit Committee;

17.	Reviewing the powers of the Committee annually and reporting and making recommendations to the Board of Directors on these responsibilities;

18.	Conducting or authorizing investigations into any matters within the Audit Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

19.	Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

[GRAPHIC]

SCIOS INC. C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL - Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Scios Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

SCIOS1 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Scios Inc.				__________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Election of Directors.	For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

NOMINEES:

(01) Samuel H. Armacost (05) Charles A. Sanders	0	0	0

(02) Richard B. Brewer (06) Solomon H. Snyder	0	0	0

(03) Randal J. Kirk (07) Burton E. Sobel	0	0	0

(04) Donald B. Rice (08) Eugene L. Step	0	0	0

Vote On Proposals	For	Against	Abstain

2. To approve an amendment to the Company's 1992 Equity Incentive Plan.	0	0	0

3. To approve adoption of the Company's 2001 Employee Stock Purchase Plan.	0	0	0

4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2001.	0	0	0

(Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

——————————————— Signature [PLEASE SIGN Date WITHIN BOX]	——————————————— Signature (Joint Owners) Dat e

SCIOS INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS

The undersigned hereby appoints Richard B. Brewer and John H. Newman, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Scios Inc., to be held at the offices of the Company, 749 North Mary Avenue, Sunnyvale, CA 94085 on May 8, 2001 at 10:00 a.m. and at any adjournment or postponement thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3
AND 4.

Please sign, date and return this proxy in the envelope provided, which requires no postage if mailed in the United States.

SEE REVERSE CONTINUED AND TO BE SIGNED ON REVERSE SIDE